UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 4)

                               Integ Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   458100 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]    Rule 13d-1(b)

      [ ]    Rule 13d-1(c)

      [X]    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 2 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Partners V, LP

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  |_|
                                                                                                          (B)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 2 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 3 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Management Partners V, LP (the General Partner of InterWest Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 3 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 4 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Alan W. Crites (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 4 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 5 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Philip T. Gianos (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 5 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 6 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Wallace R. Hawley (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 6 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 7 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Scott Hedrick (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 7 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 8 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Stephen Holmes (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 8 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 9 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Robert R. Momsen (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     23,667
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        23,667

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           23,667
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 9 of 14 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  458100 10 4                                     13G                             Page 10 of 14 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Arnold L. Oronsky (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:  Integ Incorporated ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         2800 Patton Road
         St. Paul, MN 55113

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, LP ("IWP V")
         InterWest Management Partners V, LP ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:       California
         IMP V:       California
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Oronsky:     United States


(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     458100 10 4

Item 3.        Not applicable.


                               Page 11 of 14 pages

Item 4.        Ownership.

======= ============= ========== ========== ============== ===============
                                                               Other
                        IWP V      IMP V       Momsen       Individuals *
------- ------------- ---------- ---------- -------------- ---------------
(a)     Beneficial
        Ownership             0          0       23,667**               0
------- ------------- ---------- ---------- -------------- ---------------
(b)     Percentage
        of Class           0.0%       0.0%           0.2%            0.0%
------- ------------- ---------- ---------- -------------- ---------------
(c)     Sole Voting
        Power                 0          0       23,667**               0
------- ------------- ---------- ---------- -------------- ---------------
        Shared
        Voting
        Power                 0          0              0               0
------- ------------- ---------- ---------- -------------- ---------------
        Sole
        Dispositive
        Power                 0          0       23,667**               0
------- ------------- ---------- ---------- -------------- ---------------
        Shared
        Dispositive
        Power                 0          0              0               0
======= ============= ========== ========== ============== ===============


*Individuals included in this column are Crites, Gianos, Hawley, Hedrick, Holmes and Oronsky, all of whom are general partners of IMP V.

**Includes options exercisable through 3/1/01 representing 23,667 shares of common stock.

Item 5. Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement


                               Page 12 of 14 pages

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2001


INTERWEST PARTNERS V, LP

By:    InterWest Management Partners V, LP
                                                --------------------------------
                                                Alan W. Crites
       By:
           -------------------------
           General Partner                      --------------------------------
                                                Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS V, LP
                                                --------------------------------
By:                                             Wallace R. Hawley
       -----------------------------
       General Partner
                                                --------------------------------
                                                W. Scott Hedrick


                                                --------------------------------
                                                W. Stephen Holmes


                                                --------------------------------
                                                Robert R. Momsen


                                                --------------------------------
                                                Arnold L. Oronsky


                               Page 13 of 14 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2001


INTERWEST PARTNERS V, LP

By:    InterWest Management Partners V, LP
                                                --------------------------------
                                                Alan W. Crites
       By:
           -------------------------
           General Partner                      --------------------------------
                                                Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS V, LP
                                                --------------------------------
By:                                             Wallace R. Hawley
       -----------------------------
       General Partner
                                                --------------------------------
                                                W. Scott Hedrick


                                                --------------------------------
                                                W. Stephen Holmes


                                                --------------------------------
                                                Robert R. Momsen


                                                --------------------------------
                                                Arnold L. Oronsky


                               Page 14 of 14 pages